EXHIBIT 10.2

English Translation

[On Alexion Pharmaceuticals, Inc. letterhead]

November 7, 2005

Mr. Patrice Coissac

6, square Alboni

F-75016 Paris

France

Dear Patrice,

Further to our discussions, we would like to confirm the following points:

1- In the event that both (a) Alexion Europe SAS (the “Company”) terminates your employment agreement unilaterally for reasons other than a personal cause (or you resign from your employment agreement in accordance with part 5 of this letter agreement), and (b) Alexion Pharmaceuticals, Inc. as shareholder of the Company concurrently or thereafter removes you as President of the Company for reasons other than a personal cause, then we shall cause the Company to pay to you a lump sum contractual indemnity, as damages, equal to 12 (twelve) months of Remuneration as defined below (regardless of any severance payment provided by the law or the Collective Bargaining Agreement). For the purpose of this letter agreement, “Remuneration” shall be defined as your base gross monthly salary plus 1/12 of your total expatriation premium accrued during the most recent 12-month period plus 1/12 of the average annual bonus over the most recent 2-year period (or in the event your employment agreement is terminated and you continue as President of the Company, the same amount, pursuant to part 2 below).

In the event of a change of control of the Company entailing (i) if you have not resigned from your employment agreement in accordance with part 5 of this letter agreement, the termination of your employment agreement by the Company (or by you for demonstrable reasons of breach of professional ethics by the acquiror), and (ii) the termination of your mandat social as President of the Company by the acquiror (or by you for demonstrable reasons of breach of professional ethics by the acquiror), all in the absence of a basis for termination for personal cause, the above-mentioned contractual indemnity by the Company would be increased to 18 (eighteen) months of Remuneration (regardless of any severance payment provided by the law or the Collective Bargaining Agreement).

Such indemnity will be paid within a 30-day period following the date of termination of your employment agreement.

2- In the event that you resign from your employment agreement but you remain President of the Company (in the absence of a termination covered by part 1 above), it is agreed that your remuneration as President of the Company shall be fixed by the undersigned in its capacity as sole shareholder of the Company at the same gross amount as the gross amount of your remuneration pursuant to such employment agreement.

3- It is agreed that you undertake, both during the performance of your mandat social and in particular, after its possible termination, for any reason whatsoever, to keep absolutely confidential all the information of which you shall have knowledge or which you shall have acquired during the performance of your duties, and not to disclose the identity of the suppliers, clients or partners of the Company to third parties.

You undertake not to disclose to any third parties both during the duration of your mandat social at the Company and after its possible termination, any of the projects, studies and creations made on behalf of the Company or the companies of the Group or on behalf of the clients of the Company or the Group.

During the entire term of your mandat social, you shall devote the exclusivity of your services to the Company and cannot have any other professional obligation, even if this activity is not competitive with that of the Company, without the prior written agreement of the Company, subject to the following exception: it has been agreed between us that you would remain Gérant and shareholder of BioPharmaConsult provided that (i) you shall not perform any operational duties at BioPharmaConsult and (ii), as provided below, your position as Gérant or shareholder shall not be competitive with that of the Company and shall not interfere in any way with the performance of your mandat social at the Company.

It is furthermore agreed that you shall not directly or through a third party without the prior written consent of the Company for a period of one year after the end of your mandat social, whatever the reason for the termination, offer any enticement to, solicit or hire - in whatever manner and in whatever title or capacity - any individual (i) who was during the one year period prior to the termination of your mandat social employed by the Company, or (ii) who was during the 3-month period prior to the termination of your mandat social involved in discussions with a view to being employed by the Company and to whom the Company makes a written offer at the latest 3 months following such termination.

You shall not during the term of your mandat social, and during a one-year period after its end, engage in any act that is directly or indirectly competitive with the Company’s business or that could be to its detriment.

In particular, in view of your duties within the Company, you acknowledge that the Company has a legitimate interest, both during the term of your mandat social and after its termination, that you do not compete with the Company and/or the shareholder and/or affiliated companies of the Company (together the “Group”) in its sector of actual or planned activity at the date of termination of your mandat social. Therefore, during the term of your mandat social and for a period of one year as from its end, for any reason whatsoever and whichever party takes the initiative of the termination, you undertake not to:

•	work on behalf of a client of the Company or the Group or to collaborate indirectly with a client or a prospective client of the Company or the Group with a view to performing an activity in competition with the activity of the Company or the Group;

•	enter into the service of a company that is created, in the process of being created, or to be created, whose activity would be in direct competition with the activity of the Company or the Group;

•	take an interest, directly or indirectly, in such a company, in any capacity or in any way whatsoever, and in particular, as an employee, non-salaried worker, personal company, partner, corporate officer, limited partner, etc.

This prohibition shall apply throughout the territory of France and Europe. At the end of your mandat social and for the above-mentioned period of one year, we shall cause the Company to pay you a total financial consideration for this non-competition obligation (the “Non-Competition Financial Consideration”), as follows:

(a)	in the event of (i) your resignation from your mandat social as President of the Company or (ii) the termination of your mandat social as President of the Company by Alexion Pharmaceuticals, Inc. as shareholder of the Company for a reason of personal cause, the Non-Competition Financial Consideration shall be equal to 33% multiplied by 12 multiplied by the Remuneration, divided into 12 equal monthly installments; or

(b)	in the event of termination of your mandat social as President of the Company by Alexion Pharmaceuticals, Inc. as shareholder of the Company for reasons other than personal cause (and other than as provided in subparagraph (c) below), the Non-Competition Financial Consideration shall be equal to the greater of :

(i)	33% multiplied by 12 multiplied by the Remuneration, or

(ii)	((the lower of: (12 multiplied by the Remuneration) or 366,000 euros) less 182,000 euros) multiplied by 96%,

divided into 12 equal monthly installments; or

(c)	in the event of termination of your mandat social as President of the Company by Alexion Pharmaceuticals, Inc. as shareholder of the Company for reasons other than personal cause, which reasons are related to a change in control of the Company (or you resign from your functions as President of the Company for demonstrable reasons of breach of professional ethics by the acquiror), the Non-Competition Financial Consideration shall be equal to the greater of :

(i)	33% multiplied by 18 multiplied by the Remuneration, or

(ii)	((the lower of: (18 multiplied by the Remuneration) or 366,000 euros) less 182,000 euros) multiplied by 86%,

divided into 12 equal monthly installments.

Notwithstanding the foregoing, it is expressly agreed that, in the situations referred to in subparagraph (a) above, we may release you from this non-competition obligation within a period of one (1) month following the termination of your mandat social, in which case the Non-Competition Financial Consideration shall be zero.

Examples of applications of the formula in subparagraphs (b) and (c) above, in each case using a hypothetical Remuneration of 27,500 euros, are set forth in Annex 1 hereto, it being understood that such Annex 1 shall be for illustrative purposes only and shall not have contractual value.

4- It is expressly understood and agreed that in no circumstances shall you have a right to any termination indemnity other than as expressly provided in part 1 of this letter agreement nor shall you have any right to any remuneration in connection with a non-competition obligation other than as expressly provided in part 3 of this letter agreement.

5- In addition, in the event that the Assedic expressly refuses your admission to the general unemployment regime, you shall resign from your employment agreement, and in consideration thereof, the Company will subscribe to a private insurance fund for you, GSC, in the category 6H, option 18 months.

By your acceptance of this letter, you agree to keep it and its contents confidential vis à vis third parties.

Please indicate your acceptance of and agreement with this letter by signing and returning to us the attached copy hereof.

Sincerely,

Alexion Pharmaceuticals, Inc.

By:	/s/ DAVID W. KEISER
David W. Keiser
President and Chief Operating Officer

Accepted and agreed by:

/s/ PATRICE COISSAC
Patrice Coissac

Date: November 7, 2005

Annex 1

For illustrative purposes only, an application of the formula in part 3(b) to the hypothetical case of a Remuneration of 27,500 euros would be as follows:

The greater of:

(iii)	33% multiplied by 12 multiplied by 27,500 euros = 108,900 euros, or

(iv)	((the lower of: (12 multiplied by 27,500 euros = 330,000 euros) or 366,000 euros, i.e. 330,000 euros) less 182,000 euros = 148,000 euros) multiplied by 96% = 142,080 euros,

i.e. 142,080 euros,

divided into 12 equal monthly installments of 11,840 euros.

***

Also for illustrative purposes only, an application of the formula in part 3(c) to the hypothetical case of a Remuneration of 27,500 euros would be as follows:

The greater of:

(ii)	33% multiplied by 18 multiplied by 27,500 euros = 163,350 euros, or

(ii)	((the lower of: (18 multiplied by 27,500 euros = 495,000 euros) or 366,000 euros, i.e. 366,000 euros) less 182,000 euros = 184,000 euros) multiplied by 86% = 158,240 euros,

i.e. 163,350 euros,

divided into 12 equal monthly installments of 13,612.50 euros.